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NEWS RELEASE                                               LOGO OF
                                                       CHARLES E. SMITH
CHARLES E. SMITH RESIDENTIAL REALTY, INC.          RESIDENTIAL REALTY, INC.
                                                          APPEARS HERE


FOR IMMEDIATE RELEASE                           Contact: Anthony J. LoPinto
- ---------------------
July 30, 1996                                          (703) 769-1000


           SMITH RESIDENTIAL ACQUIRES TWO MORE APARTMENT PROPERTIES;
                  PORTFOLIO GROWTH SURPASSES 3,000-UNIT MARK

ARLINGTON, VA - Charles E. Smith Residential Realty, Inc. (NYSE: SRW), the largest publicly traded real estate investment trust (REIT) focused on the Washington, D.C.-area apartment market, announced today that it acquired a 625-unit luxury high-rise building and expects to settle shortly on a 115-unit building, both of which are located in Northwest Washington. With these purchases, Smith Residential will have added 3,365 apartment units since going public in 1994 - increasing its original portfolio by 28 percent - through a combination of acquisitions and development. Including these latest acquisitions, Smith will own 15,200 apartments and manage a total of 2l,564 units.

     "Growing the company through prudent acquisitions and development has been and continues to be a chief corporate goal," said Ernest A. Gerardi, Jr., President of Smith Residential. "With these latest purchases - which bring to $176 million the total we've invested in acquiring apartment properties - we are fulfilling our long-term investment strategy."

     Gerardi added: "Given our sizable portfolio in Northwest D.C., which is one of the region's leading submarkets, there's a natural synergy between these new acquisitions and our nearby high-rise properties in terms of management and marketing efficiencies."


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Smith REIT News Release/July 30, 1996 / Page 2


     Specifically, today Smith acquired Van Ness South, a luxury 11-story, twin tower high-rise constructed in 1970. Drawing on its bank line of credit, Smith acquired the property for $41.75 million ($66,800 per apartment).

     Located on Van Ness Street, NW, a half-block east of Connecticut Avenue and the Van Ness Metrorail station, this apartment community includes three levels of below-grade parking, a large outdoor swimming pool, and 24-hour front-desk service.

     Smith Residential also said today that the company is under contract to acquire 1841 Columbia Road, NW, an eight-story high-rise built in 1923, for $5.25 million. The property includes approximately 16,000 square feet of street-level retail space; among the tenants is a NationsBank branch office. In exchange for the property, Smith Residential will issue equity in the company's operating partnership and assume $3.3 million of mortgage debt.

     Located four blocks off of Connecticut Avenue, NW, and near the Woodley Park Metrorail station, 1841 Columbia is in D.C.'s Adams Morgan section.

                                      ***

Charles E. Smith Residential Realty, Inc. is a self-managed real estate investment trust that owns, operates, acquires and develops multifamily residential and retail properties, as well as provides related real estate services to other property owners, in the greater Washington, D.C region. The total market capitalization of the company is approximately $1 billion. Smith Residential continues to seek apartment acquisition and development opportunities.


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